Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

50/53 JV LLC

August 3, 2015

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6.3	Certificate of Formation	24
6.4	Restrictions on Managing Member’s Authority	24
6.5	Reliance by Third Parties	25
6.6	Title Holder	26
6.7	Compensation of the Managing Member	26
6.8	Indemnification	26
6.9	Liability of the Managing Member	28
6.10	Other Matters Concerning the Managing Member	29

ARTICLE VII DISSOLUTION, LIQUIDATION AND WINDING-UP		29

7.1	Accounting	29
7.2	Distribution on Dissolution	30
7.3	Sale of Properties	30
7.4	Distributions in Kind	30
7.5	Documentation of Liquidation	30
7.6	Dissolution	31

ARTICLE VIII TRANSFER OF UNITS		31

8.1	Transfers by Members	31
8.2	Transfer of the Managing Member’s Class A Units	32
8.3	Transfer of Units Other then the Class A Units	32
8.4	Restrictions on Transfer	33
8.5	Attempted Transfers That Do Not Comply with this Article VIII	34
8.6	Record of Transfers; Certificates for Units	34

ARTICLE IX RIGHTS AND OBLIGATIONS OF THE MEMBERS		34

9.1	No Participation in Management	34
9.2	Rights to Obtain Certain Documents and Information	35
9.3	No Withdrawal	35
9.4	Limited Liability	35
9.5	Investment Policy	35

ARTICLE X GRANT OF EXCHANGE RIGHTS TO MEMBERS Holding Class B Units		35

10.1	Exchange Right	35
10.2	Clipper’s Option	36
10.3	Exchange Right	36
10.4	Clipper Common Shares	36
10.5	Limitations	37
10.6	Additional Conditions	37

ARTICLE XI GENERAL PROVISIONS		37

11.1	Notices	37
11.2	Successor	38

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11.3	No Third-Party Rights Created Hereby	38
11.4	No Rights as Stockholders of Clipper	38
11.5	Creditors	38
11.6	Counterparts	38
11.7	Members Not Agents	38
11.8	Entire Understanding	38
11.9	Severability	39
11.10	Pronouns and Headings	39
11.11	Assurances	39
11.12	Expenses	39
11.13	Waiver of Partition	39
11.14	GOVERNING LAW	39
11.15	Jurisdiction	40

Exhibit A	Special Allocation Rules
Exhibit B	Notice of Exchange

Schedule A	Members
Schedule B	Capital Contributions; Units

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THE UNITS REFERRED TO IN THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. ACCORDINGLY, NO UNITS MAY BE RESOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE, AND UNLESS THE OTHER TRANSFER RESTRICTIONS CONTAINED HEREIN HAVE BEEN SATISFIED. REFERENCE IS MADE TO ARTICLE VIII OF THIS AGREEMENT FOR PROVISIONS RELATING TO VARIOUS RESTRICTIONS ON THE SALE OR OTHER TRANSFER OF THESE UNITS.

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of 50/53 JV LLC, a Delaware limited liability company (the “Company”), is made and entered into as of the 3rd day of August, 2015 (the “Effective Date”), by and among those persons listed on Schedule A, as it may be amended from time to time, as members of the Company (each a “Member” and collectively, the “Members”) and any other Persons who become Members after Effective Date.

WITNESSETH:

WHEREAS, the Company was formed pursuant to a Certificate of Formation, filed with the Secretary of State of the State of Delaware on November 26, 2014;

WHEREAS, the Continuing Investors (as defined below) and/or their predecessors-in-interest entered into that certain Limited Liability Company Agreement, dated as of December 15, 2014 (the “Original LLC Agreement”);

WHEREAS, upon and subject to the terms of this Agreement and the Investment Agreement dated the date hereof, the Company has admitted Clipper Realty L.P. as a Member of the Company; and

WHEREAS, the Members desire to amend and restate the terms and provisions of the Original LLC Agreement and intend for this Agreement to supersede the Original LLC Agreement.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS, ETC.

1.1         Definitions. Each of the following terms will have the meaning set forth below:

“Act” means the Delaware Limited Liability Company Act, as it may hereafter be amended from time to time and any successor to such statute.

“Adjusted Capital Account Deficit” means with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)          Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore to the Company pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)          Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Adjustment Factor” means 1.0; provided, however, that in the event that:

(a)          Clipper (i) declares or pays a dividend on the outstanding Clipper Common Shares wholly or partly in Clipper Common Shares or makes a distribution to all holders of the outstanding Clipper Common Shares wholly or partly in Clipper Common Shares, (ii) splits or subdivides the outstanding Clipper Common Shares or (iii) effects a reverse stock split or otherwise combines the outstanding Clipper Common Shares into a smaller number of Clipper Common Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (1) the numerator of which shall be the number of Clipper Common Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (2) the denominator of which shall be the actual number of Clipper Common Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

(b)          Clipper distributes any rights, options or warrants to all holders of Clipper Common Shares to subscribe for or to purchase or to otherwise acquire Clipper Common Shares (or other securities or rights convertible into, exchangeable for or exercisable for Clipper Common Shares) at a price per share less than the Value of a Clipper Common Share on the record date for such distribution (each a “Distributed Right”), then, as of the distribution date of such Distributed Rights, or, if later, the time such Distributed Rights become exercisable, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (i) the numerator of which shall be the number of Clipper Common Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus the maximum number of Clipper Common Shares purchasable under such Distributed Rights and (ii) the denominator of which shall be the number of Clipper Common Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus a fraction (1) the numerator of which is the maximum number of Clipper Common Shares purchasable under such Distributed Rights times the minimum purchase price per Clipper Common Share under such Distributed Rights and (2) the denominator of which is the Value of a Clipper Common Share as of the record date (or, if later, the date such Distributed Rights become exercisable); provided, however, that if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of Clipper Common Shares or any change in the minimum purchase price for the purposes of the above fraction;

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(c)          Clipper shall, by dividend or otherwise, distribute to all holders of Clipper Common Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (a) or (b) above), then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business on the date fixed for determination of stockholders of Clipper entitled to receive such distribution by a fraction (i) the numerator of which shall be such Value of a Clipper Common Share on the date fixed for such determination and (ii) the denominator of which shall be the Value of a Clipper Common Share on the dates fixed for such determination less the then fair market value (as determined by Clipper, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one Clipper Common Share; and

(d)          an entity other than Clipper shall become the general partner of the Managing Member pursuant to any merger, consolidation or combination of Clipper with or into another entity (the “Successor Entity”), the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor by the number of shares of the Successor Entity into which one Clipper Common Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination.

Any adjustments to the Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event. Notwithstanding the foregoing, the Adjustment Factor shall not be adjusted in connection with an event described in clauses (a) or (b) above if, in connection with such event, the Company makes a distribution of cash, Units, OP Units, Clipper Common Shares and/or rights, options or warrants to acquire Units, OP Units and/or Clipper Common Shares with respect to all applicable Units or effects a reverse split of, or otherwise combines, the Units, as applicable, that is comparable as a whole in all material respects with such an event, or if in connection with an event described in clause (d) above, the consideration in Section 8.2 hereof is paid.

“Administrative Expenses” means (a) all administrative and operating costs and expenses incurred by the Company, (b) all salaries paid to officers of the Company and the Managing Member, and all accounting and legal expenses undertaken by the Company and the Managing Member, in each case on behalf or for the benefit of the Company, (c) costs and expenses relating to the formation and continuity of existence of the Company, including taxes, fees and assessments associated therewith, (d) costs and expenses associated with compliance by the Company and the Managing Member (to the extent solely related to its capacity as Managing Member of the Company) with laws, rules and regulations promulgated by any regulatory body, and (e) all other operating or administrative costs of the Company and the Managing Member incurred in the ordinary course of its business on behalf of the Company.

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“Affiliate” means, with respect to any Person, (a) any Person directly or indirectly controlling or controlled by or under common control with such Person or (b) any director, general partner, managing member or trustee of such Person or any Person referred to in clause (a) above. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of 50/53 JV LLC, as it may be amended or supplemented from time to time in accordance with the terms hereof.

“Assignee” means a Person to whom one or more Units have been transferred, but who has not been admitted as a Member.

“Available Cash” means, with respect to any period for which such calculation is being made, the amount of cash available for distribution by the Company as determined by the Managing Member in its sole and absolute discretion.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Bylaws” means the Bylaws of Clipper, as amended, supplemented or restated from time to time.

“Capital Account” means, with respect to any Member, the separate “book” account that the Company establishes and maintains for such Member in accordance with Section 704(b) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv) and such other provisions of Treasury Regulations Section 1.704-1(b) that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of such Treasury Regulations. In furtherance of the foregoing, the Capital Accounts will be maintained in compliance with Treasury Regulations Section 1.704-1(b)(2)(iv), and the provisions hereof will be interpreted and applied in a manner consistent therewith. The Capital Account of each Member shall be increased by (a) the Gross Asset Value of property (net of liabilities encumbering the property) as of the date of contribution of any property contributed to the capital of the Company by such Member and (b) the amount of any Profits allocated to that member under Section 5.1(a). The Capital Account of each Member shall be decreased by (a) the amount of any Losses allocated to that Member under Section 5.1(b) and (b) the amount of any cash and the agreed Gross Asset Value of property (net of liabilities encumbering the property) as of the date of distribution distributed by the Company to a Member. In the event that a Unit is transferred in accordance with the terms of this Agreement, the Capital Account of the transferor, at the time of the transfer, attributable to the transferred interest will carry over to the transferee.

“Capital Contribution” means, with respect to any Member, an amount of cash or other consideration contributed by such Member to the Company.

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“Cash Amount” means, with respect to a Tendering Member, an amount of cash equal to the product of (a) the Value of a Clipper Common Share and (b) such Tendering Member’s Clipper Common Shares Amount determined as of the date of receipt by the Managing Member of such Tendering Member’s Notice of Exchange or, if such date is not a Business Day, the immediately preceding Business Day.

“Charter” means the Articles of Incorporation of Clipper as filed with the State Department of Assessments and Taxation of Maryland, as amended, supplemented or restated from time to time.

“Class A Units” means Units that are designated by the Managing Member as Class A Units.

“Class B Unitholder” means a holder of Class B Units.

“Class B Units” means Units that are designated by the Managing Member as Class B Units.

“Clipper” means Clipper Realty Inc., a Maryland corporation.

“Clipper Common Share” means a share of Common Stock, $0.01 par value per share, of Clipper.

“Clipper Common Shares Amount” means a number of Clipper Common Shares equal to the product of (a) the number of Tendered Units and (b) the Adjustment Factor in effect on the Specified Exchange Date with respect to such Tendered Units; provided, however, that in the event that Clipper issues to all holders of Clipper Common Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling Clipper’s stockholders to subscribe for or purchase Clipper Common Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Exchange and ending on the day immediately preceding the Specified Exchange Date, which Rights will not be distributed before the relevant Specified Exchange Date, then the Clipper Common Shares Amount shall also include such Rights that a holder of that number of Clipper Common Shares would be entitled to receive, expressed, where relevant hereunder, in a number of Clipper Common Shares determined by Clipper in good faith.

“Clipper Special Stock” means Special Voting Stock, $0.01 par value per share, of Clipper.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble to this Agreement.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(d)(1).

“Continuing Investors” means those persons listed on Schedule A on the date hereof.

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“Depreciation” means, with respect to any asset of the Company, for any Fiscal Year or other period, the depreciation, amortization or other cost recovery deduction, as the case may be, allowed or allowable for U.S. federal income tax purposes in respect of such asset for such Fiscal Year or other period; except that, if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation means “book depreciation or amortization” as determined under Treasury Regulations Section 1.704-l(b)(2)(iv)(g)(3).

“Entity” means any Person other than a natural person.

“Effective Date” is defined in the preamble to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any corresponding provisions of succeeding laws, as amended from time to time.

“Exchange Right” is defined in Section 10.1.

“Fiscal Quarter” means the three-month period ending on March 31, June 30, September 30 or December 31 in each year, except that the Managing Member may, from time to time, designate different fiscal quarters corresponding to any new Fiscal Year designated by the Managing Member.

“Fiscal Year” means the calendar year.

“Gross Asset Value” means, with respect to any asset of the Company, such asset’s adjusted basis for U.S. federal income tax purposes; provided, however that (a) if any asset is contributed to the Company, the initial Gross Asset Value of such asset shall equal its fair market value on the date of contribution, (b) the Gross Asset Values of all assets of the Company shall have been adjusted to equal their respective gross fair market values in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) in connection with the Capital Contribution of Clipper Realty L.P. to the Company and the admission of Clipper Realty L.P. as a Member pursuant to the Investment Agreement, (c) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Managing Member, as of the following times: (i) the acquisition of any additional Unit by any new or existing Member in exchange for more than a de minimis Capital Contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Unit, (iii) in connection with the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) and (iv) and any other instance in which such adjustment is permitted under Treasury Regulations Section 1.704-1(b)(2)(iv), provided however that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members of the Company. The Gross Asset Values of the Company shall be adjusted thereafter by Depreciation.

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“Incapacity” or “Incapacitated” means, (a) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (b) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, or the revocation of the corporation’s charter; (c) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (e) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Member, the bankruptcy of such Member. For purposes of this definition, bankruptcy of a Member shall be deemed to have occurred when (i) the Member commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Member under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) the Member is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Member, (iii) the Member executes and delivers a general assignment for the benefit of the Member’s creditors, (iv) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of the nature described in clause (ii) above, (v) the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Member or for all or any substantial part of the Member’s properties, (vi) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof, (vii) the appointment without the Member’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within 90 days of such appointment, or (viii) an appointment referred to in clause (vii) above is not vacated within 90 days after the expiration of any such stay.

“Indemnified Party” means (a) any Person made a party to a proceeding by reason of its status as (i) the Managing Member, any successor thereto or the holder of Class A Units or (ii) an officer or director, as applicable, of the Company, the Managing Member, Clipper or a subsidiary thereof (including by reason of being named a Person who is about to become a director) and (b) such other Persons as the Managing Member may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Initial Capital Contribution” is defined in Section 4.1.

“Interest” means an equity interest in an Entity.

“IRS” means the Internal Revenue Service.

“Liquidating Event” is defined in Section 7.6.

“Majority in Interest of the Members” means Members (excluding for this purpose the Managing Member) holding in the aggregate 50% or more of all outstanding Units (excluding for this purpose any Units directly or indirectly owned by, or on behalf of, the Managing Member).

“Managing Member” means the Operating Partnership.

“Member Nonrecourse Debt” has the meaning for the term “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

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“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning for the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year equals the excess, if any, (a) of the net increase, if any, in the amount of the Company Minimum Gain attributable to such Member Nonrecourse Debt during such Fiscal Year, over (b) the aggregate amount of any distributions during such year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined according to the provisions of Treasury Regulations Section 1.704-2(i).

“Members” is defined in the preamble to this Agreement.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act of 1934, as amended, or any other exchange (domestic or foreign, and whether or not so registered) designated by Clipper as a National Securities Exchange.

“Nonrecourse Deductions” has the meaning set forth for such term in Treasury Regulations Section 1.704-2(c). The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain in respect of that Fiscal Year, over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Notice of Exchange” means a Notice of Exchange in the form of Exhibit B.

“Operating Partnership” means Clipper Realty L.P., a Delaware limited partnership, and its successors and assigns.

“OP Unit” means a fractional share of the Operating Partnership that is generally entitled to a pro rata share of distributions from the Operating Partnership.

“Original LLC Agreement” is defined in the recitals of this Agreement.

“Person” means any individual, corporation, sole proprietorship, partnership, limited liability company, cooperative, association, trust, joint venture or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

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“Profits” or “Losses” shall mean, for each Fiscal Year or other period, the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a)          any income of the Company exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b)          in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above;

(c)          any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(l)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(d)          in the event the Gross Asset Value of any asset of the Company is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Company asset for purposes of computing Profits or Losses;

(e)          gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding the fact that the adjusted basis of such Company asset differs from its Gross Asset Value.

Profits and Losses shall be further determined and adjusted in accordance with the Treasury Regulations issued under Section 704 of the Code.

“Properties” or “Property” means any real property in which the Company, directly or indirectly, holds or acquires ownership of a fee, mortgage or leasehold interest.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange, NYSE MKT, the NASDAQ Stock Market or another National Securities Exchange or any successor of the foregoing.

“Record Date” is defined in Section 5.2(c) hereof.

“REIT” means a real estate investment trust qualifying under Code Section 856.

“Rights” is defined in the definition of “Clipper Common Shares Amount”.

“SEC” means the Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933 or any successor act.

“Specified Exchange Date” means the 10th Business Day following receipt by the Managing Member of a Notice of Exchange; provided, that, if the Clipper Common Shares are not Publicly Traded, the Specified Exchange Date means the 30th Business Day following receipt by the Managing Member of a Notice of Exchange.

“Substituted Member” means any Person admitted to the Company as a Member pursuant to Section 8.1.

“Tax Matters Member” is defined in Section 5.5.

“Tax Protection Agreement” means that certain Tax Protection Agreement, dated as of August 3, 2015 by and among Clipper, Clipper Realty L.P., a Delaware limited partnership, the Renaissance Equity Holdings LLC, a New York limited Liability Company, Berkshire Equity LLC, a Delaware limited liability company, Gunki Holdings, LLC, a Delaware limited liability company, the Company and the members of Renaissance Equity Holdings LLC, Berkshire Equity LLC, Gunki Holdings, LLC and the Company listed on Schedules A-D thereto.

“Tendered Units” is defined in Section 10.1.

“Tendering Member” is defined in Section 10.1.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company.

“Transfer,” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that “Transfer” does not include any exchange of Class B Units pursuant to the exercise of the Exchange Right. The terms “Transferred” and “Transferring” have correlative meanings.

“Treasury Regulations” means the regulations promulgated from time to time under the Code or, if no final or temporary regulations with respect to a tax issue are then in effect, proposed regulations then in effect if approved by the Managing Member.

“Units” mean membership interests in the Company (including Class A Units and Class B Units). Each Unit represents a limited liability company interest with the designations, preferences and relative, participating, optional or other special rights, powers and duties provided in this Agreement and by the Act.

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“Value” means, on any date of determination with respect to a Clipper Common Share, the average of the daily Market Prices for ten consecutive trading days immediately preceding the date of determination; with respect to an exercise of the Exchange Right, the “date of determination” shall be the date of receipt by the Managing Member of a Notice of Exchange or, if such date is not a Business Day, the immediately preceding Business Day. The term “Market Price” on any date shall mean, with respect to the Clipper Common Shares, the Closing Price for such Clipper Common Shares on such date. The “Closing Price” on any date shall mean the last sale price for Clipper Common Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Clipper Common Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such Clipper Common Shares are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which such Clipper Common Shares are listed or admitted to trading or, if such Clipper Common Shares are not listed or admitted to trading on any National Securities Exchange, the last quoted price, or, if not so quoted, the principal other automated quotation system that may then be in use or, if such Clipper Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Clipper Common Shares selected by the Board of Directors of Clipper or, in the event that no trading price is available for such Clipper Common Shares, the fair market value of the Clipper Common Shares, as determined in good faith by the Board of Directors of Clipper. In the event that the Clipper Common Shares Amount includes Rights that a holder of Clipper Common Shares would be entitled to receive, then the Value of such Rights shall be determined by Clipper, acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

1.2         Exhibits, Etc. References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules of this Agreement and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

ARTICLE II

ORGANIZATION

2.1         Limited Liability Company. The Company was formed as a limited liability company under the Act pursuant to a Certificate of Formation, filed with the Secretary of State of the State of Delaware on November 26, 2014. To the extent permitted by the Act, the provisions of this Agreement shall override the provisions of the Act in the event of any inconsistency between them.

2.2         Name. The name of the Company is 50/53 JV LLC.

2.3         Character of the Business. The purpose of the Company is to, directly or indirectly, through one ore more subsidiaries, acquire, hold, own, develop, redevelop, construct, improve, maintain, operate, manage, sell, lease, sub-lease, rent, transfer, finance, refinance, encumber, mortgage, convey, exchange and otherwise dispose of, deal with, foreclose upon or exercise rights with respect to, any of the Properties and any other real, personal or intangible property; to exercise all of the powers of a partner, member or owner of an equity interest in the subsidiaries of the Company; to undertake such other activities as may be necessary, advisable, desirable or convenient to carry out the foregoing purposes; and to undertake such other activities as may be undertaken by the Company in accordance with the Act.

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2.4         Location of the Principal Place of Business. The location of the principal place of business of the Company will be at 4611 Twelfth Avenue, Brooklyn, New York 11219, or such other location as may be selected from time to time by the Managing Member.

2.5         Registered Agent and Registered Office. The registered agent of the Company will be Corporation Service Company or such other Person as the Managing Member may select. The registered office of the Company will be 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other location as the Managing Member may select.

2.6         Original LLC Agreement; Members.

(a)          This Agreement is adopted by the Members and hereby amends and restates the Original LLC Agreement in its entirety. The Original LLC Agreement shall be deemed superseded in all respects by this Agreement and shall have no further force or effect from and after the Effective Date.

(b)          The Members agree to continue the Company as a limited liability company under the Act, upon the terms and conditions set forth in this Agreement, as amended, supplemented or restated from time to time.

(c)          Schedule A shall constitute the record list of the Members for all purposes of this Agreement. The name and mailing address of each Member shall be set forth in the books and records of the Company, as may be updated from time to time.

2.7         Tax Status of Company. Each of Company and its Members agree to treat the Company as a partnership for U.S. tax purposes, and to take no position or make any election inconsistent with this treatment on its respective U.S. federal, state and local tax returns and related correspondences with any taxing authority, unless required to do so by applicable law.

ARTICLE III

TERM

The term of the Company began upon the filing of Certificate of Formation with the Secretary of State of the State of Delaware, and will continue until the Company is dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act. The Company will have a perpetual existence unless terminated as stated above.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1         Initial Capital Contributions. Each Member has made, or concurrently with its acceptance as a Member will make, a Capital Contribution to the Company as set forth under the column entitled “Capital Contributions” in Schedule B (the “Initial Capital Contribution”), and, in consideration thereof, the Company has issued or will issue to each such Member the number of Class A Units, Class B Units or other Units set forth opposite such Member’s name in Schedule B. Schedule B incorporates and supersedes any and all interest of the Members pursuant to the Original LLC Agreement and any capital contributions which may have been made pursuant to the Original LLC Agreement.

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4.2         Capital Accounts. The Company will establish and maintain a separate Capital Account for each Member. Except as provided in Section 5.2 or Section 7.2, no Member will have the right to the distribution or payment of its Capital Account.

4.3         Liability for Deficits in Capital Accounts. At no time during the term of the Company or upon dissolution and liquidation thereof shall a Member with a negative balance in its Capital Account have any obligation to the Company or the other Members to restore such negative balance, except as may be required by non-waivable provisions of applicable law.

4.4         Future Capital Contributions. No Member will be required to make any loans to the Company or any Capital Contribution, other than the Initial Capital Contributions, without such Member’s prior written consent. No Member will be permitted to make any such additional Capital Contribution unless requested to do so by the Managing Member. Members do not have the right to participate, on a pro rata basis or otherwise, in any such additional Capital Contributions.

4.5         No Interest; No Return. No Member will be entitled to interest on its Capital Contributions or its Capital Account. Except as provided herein or by law, no Member will have any right to demand or receive the return of its Capital Contribution or its Capital Account from the Company or from any of the other Members.

4.6         Units. From and after the Effective Date, until such time as additional classes or series of Units are created pursuant to Section 4.6 below, the Company shall have two classes of Units, entitled “Class A Units” and “Class B Units.” Class A Units may be held only by the Managing Member.

4.7         Issuances of Additional Units. Notwithstanding Section 6.4(b) hereof, but subject to Section 6.4(c), the Managing Member is hereby authorized to cause the Company to issue additional Units, for any Company purpose, at any time or from time to time, to the Members or to other Persons, and to admit such Persons as additional Members, for such consideration and on such terms and conditions as shall be established by the Managing Member in its sole and absolute discretion, all without the approval of any other Member. Without limiting the foregoing, the Managing Member is expressly authorized to cause the Company to issue Units (a) upon the conversion, redemption or exchange of any debt, Units or other securities issued by the Company, (b) for less than fair market value, so long as the Managing Member concludes in good faith that such issuance is in the best interests of the Company (taking into account the Company’s status as a subsidiary of Clipper), and (c) in connection with any merger of any other Person into the Company or any subsidiary of the Company if the applicable merger agreement provides that Persons are to receive Units in exchange for their interests in the Person merging into the Company or any subsidiary of the Company. Any Unit that is not specifically designated by the Managing Member as being of a particular class or series shall be deemed to be a Class B Unit. Subject to Section 6.4(c) and applicable law, any additional Units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the Managing Member, in its sole and absolute discretion without the approval of any other Member, and set forth in a written document thereafter attached to and made an exhibit to this Agreement which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference. Without limiting the generality of the foregoing, the Managing Member shall have authority to specify (i) the allocations of items of Company income, gain, loss, deduction and credit to each such class or series of Units; (ii) the right of each such class or series of Units to share (on a pari passu, junior or preferred basis) in distributions; (iii) the rights of each such class or series of Units upon dissolution and liquidation of the Company; (iv) the voting rights, if any, of each such class or series of Units; and (v) the conversion, redemption or exchange rights applicable to each such class or series of Units. Upon the issuance of any additional Units, the Managing Member shall cause such issuance to be reflected in the books and records of the Company, including by amending Schedule B.

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4.8         Units Have Not Been Registered. Each of the Members acknowledges that the Units were issued in transactions that were exempt from the registration requirements of the Securities Act, have not been registered under any federal or state securities laws and, as a result thereof and in addition to the limitations on Transfer set forth in Article VIII, may not be sold or otherwise Transferred unless such Transfer is exempt from registration under such laws or the Transfer is registered under such laws.

4.9         No Preemptive Rights. No Person, including any Member or Assignee shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Units.

ARTICLE V

ALLOCATIONS, DISTRIBUTIONS, AND OTHER TAX AND ACCOUNTING MATTERS

5.1         Allocations.

(a)          Profits. After giving effect to the special allocations set forth in Exhibit A, Profits shall be allocated, (i) first, to the Managing Member with respect to the Class A Units held by the Managing Member to the extent that Losses previously allocated to the Managing Member pursuant to Section 5.1(b)(ii) hereof exceed Profits previously allocated to the Managing Member pursuant to this Section 5.1(a)(i); (ii) second, to the Class B Unitholders to the extent that Losses previously allocated to such Class B Unitholders pursuant to Section 5.1(b)(i) hereof exceed Profits previously allocated to the Class B Unitholders pursuant to this Section 5.1(a)(ii); (iii) third, to the Class B Unitholders in a manner consistent with the distributions that each such Member is entitled to receive pursuant to Section 5.2(b) and (iv) thereafter, to the Managing Member with respect to the Class A Units held by the Managing Member.

(b)          Losses. After giving effect to the special allocations set forth in Exhibit A, Losses shall be allocated, (i) first, to the Class B Unitholders in proportion to the number of Class B Units held; provided, however, that Losses shall not be allocated to any such Class B Unitholder pursuant to this Section 5.1(b)(i) to the extent that such allocation would cause such Class B Unitholder to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) and shall be allocated to and among the Class B Unitholders without Adjusted Capital Account Deficits and (ii) thereafter, to the Managing Member with respect to the Class A Units held by the Managing Member.

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(c)          Allocations for Tax Purposes. Except as otherwise provided in this Section 5.1, the taxable income or loss of the Company (and items thereof) shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and separate items of income, gain, loss and deduction (excluding items for which there are no related tax items) are allocated among the Members for Capital Account purposes; provided, that, in the case of any Company asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder (in any manner determined by the Managing Member in its sole discretion that constitutes a “reasonable method,” except as provided in the Tax Protection Agreement) so as to take account of the difference between the Gross Asset Value and the adjusted tax basis of such asset.

(d)          Nonrecourse Debt and Nonrecourse Deductions. Throughout the term of the Company, the Nonrecourse Liabilities of the Company (other than Member Nonrecourse Debt) and the Nonrecourse Deductions of the Company (other than Member Nonrecourse Deductions) shall be allocated for tax purposes among the Members in accordance with any permissible method determined by the Managing Member.

(e)          Allocations Governed by Tax Protection Agreement. Notwithstanding anything to the contrary in this Section 5.1, to the extent of a conflict between the provisions of this Section 5.1 and the Tax Protection Agreement, the Tax Protection Agreement shall control.

5.2         Distributions.

(a)          The Managing Member may cause the Company to distribute at least quarterly, within forty-five days of the end of a Fiscal Quarter all, or such portion as the Managing Member may in its sole and absolute discretion determine, of Available Cash generated by the Company during such Fiscal Quarter to Members on the Record Date with respect to such Fiscal Quarter.

(b)          Each Class B Unitholder will be entitled, with respect to such Class B Unitholder’s Class B Units, to a preferred distribution equal to the lesser of (i) the amount that would be distributed by the Operating Partnership to the Class B LLC Unitholder if such Class B Unitholder held the same number of OP Units in the Operating Partnership as the number of Class B Units held by such Class B Unitholder and (ii) the product of all of the Available Cash generated by the Company during the applicable Fiscal Quarter and a fraction, the numerator of which is the number of Class B Units held by such Class B Unitholder and the denominator of which is the total number of outstanding Class B Units. The Managing Member will be entitled to any remaining cash flow of the Company with respect to the Class A Units held by the Managing Member.

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(c)          Only Members that, according to the books and records of the Company, are holders of Units as of the close of business on the last day of the last Fiscal Quarter prior the date on which a distribution under this Section 5.2 is made (the “Record Date”) will be entitled to receive the distribution. If Units are transferred of record prior to the close of business on the last day of a Fiscal Quarter, the transferor will be entitled to receive all distributions with respect to such Units for any Fiscal Quarter ended prior to the transfer, and the transferee will be entitled to receive all distributions with respect to the Units for the Fiscal Quarter in which the transfer is made.

5.3         Books of Account. At all times during the continuance of the Company, the Managing Member will maintain or cause to be maintained books of account in accordance with this Agreement, including Schedule B. In addition, the Company will keep all records as required to be kept pursuant to the Act. Each Member will at all reasonable times have access to such books and records and the right to inspect the same.

5.4         Tax Elections and Returns. Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company under any applicable tax law will be made by the Managing Member in its sole discretion. The Managing Member will prepare and file, or cause to be prepared and filed, all state and federal tax returns on a timely basis. The Managing Member will, on a timely basis, provide the Members with the tax information required by them to prepare their tax returns, including a Form K-1. The taxable year of the Company shall be its Fiscal Year.

5.5         Tax Matters Member. The Managing Member is hereby designated as the tax matters partner (the “Tax Matters Member”) of the Company for U.S. federal income tax purposes. The Tax Matters Member is authorized, but not required: (a) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the Tax Matters Member may expressly state that such agreement shall bind all Members, except that such settlement agreement shall not bind any Member (i) who (within the time prescribed pursuant to the Code and Treasury Regulations) files a statement with the IRS providing that the Tax Matters Member shall not have the authority to enter into a settlement agreement on behalf of such Member or (ii) who is a “notice partner” (as defined in Code Section 6231) or a member of a “notice group” (as defined in Code Section 6223(b)(2)); (b) in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final adjustment”) is mailed to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located; (c) to intervene in any action brought by any other Member for judicial review of a final adjustment; (d) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request; (e) to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and (f) to take any other action on behalf of the Members in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations. The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Tax Matters Member and the provisions relating to indemnification of the Managing Member set forth in Section 6.8 hereof shall be fully applicable to the Tax Matters Member in its capacity as such.

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ARTICLE VI

RIGHTS, DUTIES AND RESTRICTIONS OF THE MANAGING MEMBER

6.1         Expenditures by the Company. The Managing Member is hereby authorized to pay all Administrative Expenses. All such Administrative Expenses will be made on behalf of the Company, and the Managing Member will be entitled to reimbursement by the Company for any such Administrative Expenses paid by the Managing Member on behalf of the Company. The Company will also assume, and pay when due, all Administrative Expenses.

6.2         Powers and Duties of Managing Member.

(a)          Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company are and shall be exclusively vested in the Managing Member, and no other Member shall have any right to participate in or exercise control or management power over the business and affairs of the Company. The Managing Member may not be removed by the Members with or without cause, except with the consent of the Managing Member. In addition to the powers now or hereafter granted to the Managing Member under applicable law or that are granted to the Managing Member under any other provision of this Agreement, the Managing Member, subject to the other provisions hereof including, Section 6.4, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Company and to effectuate the purposes set forth in Section 2.3 hereof, including:

(i)          the making of any expenditures, the lending or borrowing of money and making prepayments on loans the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Company’s assets) and the incurring of any obligations that it deems necessary for the conduct of the activities of the Company;

(ii)         the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(iii)        subject to Section 8.2 hereof, the acquisition, sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity;

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(iv)        the mortgage, pledge, encumbrance or hypothecation of any assets of the Company, the assignment of any assets of the Company in trust for creditors or on the promise of the assignee to pay the debts of the Company, the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including the financing of the operations and activities of the Managing Member, the Company or any of the Company’s subsidiaries, the lending of funds to other Persons (including the Company’s subsidiaries) and the repayment of obligations of the Company, its subsidiaries and any other Person in which the Company has an equity investment, and the making of capital contributions to and equity investments in the Company’s subsidiaries;

(v)         the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including the financing of the conduct of the operations of the Managing Member, the Company or any of the Company’s subsidiaries, the lending of funds to other Persons (including the Managing Member and its subsidiaries and the Company’s subsidiaries) and the repayment of obligations of the Company and its subsidiaries and any other Person in which the Company has an equity investment and the making of capital contributions to its subsidiaries;

(vi)        the management, operation, development, redevelopment, leasing, remodeling, provision of services, repair, alteration, maintenance, demolition, replacement or improvement of any Property or other asset of the Company or any subsidiary;

(vii)       the negotiation, execution and performance of any contracts, leases, conveyances or other instruments that the Managing Member considers useful or necessary to the conduct of the Company’s operations or the implementation of the Managing Member’s powers under this Agreement, including contracting with contractors, developers, consultants, government authorities, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Company’s assets;

(viii)      the distribution of Company cash or other Company assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Company and the collection and receipt of revenues, rents and income of the Company;

(ix)         the maintenance of such insurance (including directors and officers insurance) for the benefit of the Company and the Members (including the Managing Member) as the Managing Member deems necessary or appropriate, including (i) casualty, liability and other insurance on the Properties and (ii) liability insurance for Indemnified Parties hereunder;

(x)          the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that the Managing Member deems desirable (including the acquisition of interests in, and the contributions of property to, any subsidiary and any other Person in which it has an equity investment from time to time);

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(xi)         the filing of applications, communicating and otherwise dealing with any and all governmental agencies having jurisdiction over, or in any way affecting, the Company’s assets or any other aspect of the Company’s business;

(xii)        the taking of any action necessary or appropriate to comply with all regulatory requirements applicable to the Company in respect of its business, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings;

(xiii)       the control of any matters affecting the rights and obligations of the Company, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Company, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Company in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xiv)      the undertaking of any action in connection with the Company’s direct or indirect investment in any subsidiary or any other Person (including the contribution or loan of funds by the Company to such Persons);

(xv)       except as otherwise specifically set forth in this Agreement, the determination of the fair market value of any Company property distributed in-kind using such reasonable method of valuation as it may adopt; provided, that such methods are otherwise consistent with the requirements of this Agreement;

(xvi)      the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power-of-attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Company;

(xvii)     the exercise of any of the powers of the Managing Member enumerated in this Agreement on behalf of or in connection with any subsidiary of the Company or any other Person in which the Company has a direct or indirect interest, or jointly with any such subsidiary or other Person;

(xviii)    the exercise of any of the powers of the Managing Member enumerated in this Agreement on behalf of any Person in which the Company does not have an interest, pursuant to contractual or other arrangements with such Person;

(xix)       the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the Managing Member for the accomplishment of any of the powers of the Managing Member enumerated in this Agreement;

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(xx)        the issuance of additional Units, as appropriate and in the Managing Member’s sole and absolute discretion, in connection with Capital Contributions by Members pursuant to Section 4.7 hereof;

(xxi)       the selection of agents, outside attorneys, accountants, consultants and contractors of the Company, the determination of their compensation and other terms of hiring;

(xxii)      the distribution of cash to acquire Class B Units held by a Member in connection with such Member’s exercise of the Exchange Right;

(xxiii)     maintaining, or causing to be maintained, the books and records of the Company to reflect accurately at all times the Capital Contributions of and Units issued to Members as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Units, the admission of any Member or otherwise;

(xxiv)    the collection and receipt of revenues and income of the Company;

(xxv)     an election to dissolve the Company pursuant to Section 7.6(d) hereof; and

(xxvi)    the taking of any action necessary or appropriate to enable Clipper to qualify as a REIT (so long as Clipper desires to maintain or restore its qualification as a REIT).

(b)          At all times from and after the date hereof, the Managing Member may cause the Company to obtain and maintain (i) casualty, liability and other insurance on the Properties and (ii) liability insurance for the Indemnified Parties hereunder.

(c)          At all times from and after the date hereof, the Managing Member may cause the Company to establish and maintain working capital and other reserves in such amounts as the Managing Member, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

(d)          In exercising its authority under this Agreement, the Managing Member may, but shall be under no obligation to, take into account the tax consequences to any Member (including the Managing Member) of any action taken (or not taken) by it. Except as may be provided in a separate written agreement between the Company and the Members, the Managing Member and the Company shall not have liability to any other Member under any circumstances as a result of a tax liability incurred by such Member as a result of an action (or inaction) by the Managing Member pursuant to its authority under this Agreement provided, that the Managing Member has acted in good faith and pursuant to its authority under this Agreement.

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6.3         Certificate of Formation. To the extent that such action is determined by the Managing Member to be reasonable and necessary or appropriate, the Managing Member shall file amendments to and restatements of the Certificate of Formation and do all the things to maintain the Company as a limited liability company under the laws of the State of Delaware and each other state, the District of Columbia or any other jurisdiction, in which the Company may elect to do business or own property. Except as otherwise required under the Act, the Managing Member shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation or any amendment thereto to any Member. The Managing Member shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware and any other state, or the District of Columbia or other jurisdiction, in which the Company may elect to do business or own property.

6.4         Restrictions on Managing Member’s Authority.

(a)          The Managing Member may not take any action in contravention of an express prohibition or limitation of this Agreement without the written consent of a Majority in Interest of the Members.

(b)          The Managing Member shall not, without the written consent of a Majority in Interest of the Members, except as provided in Sections 4.7 and 6.4(c) hereof, amend, modify or terminate this Agreement.

(c)          Notwithstanding Section 6.4(b), the Managing Member shall have the exclusive power, without the prior consent of the other Members, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)          to add to the obligations of the Managing Member or surrender any right or power granted to the Managing Member or any Affiliate of the Managing Member for the benefit of the other Members;

(ii)         to reflect the admission, substitution or withdrawal of Members or the termination of the Company in accordance with this Agreement, and to cause the Company to amend its books and records in connection with such admission, substitution or withdrawal;

(iii)        to reflect a change that is of an inconsequential nature or does not adversely affect the Members as such in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(iv)        to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

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(v)         to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of exchange of the holders of any additional Units issued or established pursuant to this Agreement;

(vi)        to reflect such changes as are reasonably necessary for Clipper to maintain or restore its qualification;

(vii)       to modify either or both the manner in which items of Profits or Losses are allocated pursuant to Section 5.2 or the manner in which Capital Accounts are computed (but only to the extent set forth in the definition of “Capital Account” or contemplated by the Code or the Treasury Regulations);

(viii)      to issue additional Units in accordance with Section 4.7; and

(ix)         to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Company or the Managing Member and which does not violate Section 6.4(d);

The Managing Member will provide notice to the other Members whenever any action under this Section 6.4(c) is taken.

(d)          Notwithstanding Section 6.4(c) hereof, this Agreement shall not be amended, and no action may be taken by the Managing Member, without the consent of each Member adversely affected thereby, if such amendment or action would (i) modify the limited liability of a Member, (ii) alter the rights of any Member to receive the distributions to which such Member is entitled, pursuant to Section 5.2 hereof, (iii) alter or modify the Exchange Rights, or amend or modify any related definitions (provided, however, that the Managing Member may update the schedules to this Agreement as necessary to reflect an exercise of the Exchange Right), (iv) alter or modify Section 8.2 hereof or (v) amend this Section 6.4(d). Further, no amendment may alter the restrictions on the Managing Member’s authority set forth elsewhere in this Section 6.4 without the consent specified therein. Any such amendment or action consented to by any Member shall be effective as to that Member, notwithstanding the absence of such consent by any other Member.

6.5         Reliance by Third Parties. Any Person dealing with the Company will be entitled to assume that the Managing Member has full power and authority to encumber, sell or otherwise use any and all assets of the Company and to enter into any contracts on behalf of the Company, and such Person will be entitled to deal with the Managing Member as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing Member in connection with any such dealing. In no event will any Person dealing with the Managing Member or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing Member or its representatives. Each certificate, document or other instrument executed on behalf of the Company by the Managing Member will be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (a) at the time of the execution and effect of such certificate, document or instrument, this Agreement (or prior versions thereof) was in full force and effect; (b) the Managing Member was authorized and empowered to execute and deliver such certificate, document or instrument on behalf of the Company; and (c) such certificate, document or instrument is binding upon the Company.

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6.6         Title Holder. To the extent allowable under applicable law, title to all or any part of the assets of the Company may be held in the name of the Company or in the name of any other Person that is (a) a special purpose Entity, (b) wholly owned, directly or indirectly, by the Company and (c) disregarded as a separate Entity for federal tax purposes.

6.7         Compensation of the Managing Member. The Managing Member will not be entitled to any compensation for services rendered to the Company solely in its capacity as Managing Member, except with respect to reimbursement of expenditures pursuant to Section 6.1.

6.8         Indemnification.

(a)          The Company shall, to the maximum extent permitted by applicable law in effect from time to time, indemnify, and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to each Indemnified Party; provided, however, that the Company shall not indemnify an Indemnified Party (1) for material acts or omissions that were committed in bad faith or were the result of active and deliberate dishonesty, (2) for any transaction for which such Indemnified received an improper personal benefit in money, property or services in violation or breach of any provision of this Agreement, or (3) in the case of any criminal proceeding, the Indemnified Party had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnified Party, pursuant to a loan guaranty or otherwise (unless otherwise provided by the terms of any such guaranty or other instrument), for any indebtedness of the Company or any subsidiary of the Company (including any indebtedness which the Company or any subsidiary of the Company has assumed or taken subject to), and the Managing Member is hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 6.8 in favor of any Indemnified Party having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnified Party did not meet the requisite standard of conduct set forth in this Section 6.8(a). The termination of any proceeding by conviction of an Indemnified Party or upon a plea of nolo contendere or its equivalent by an Indemnified Party, or an entry of an order of probation against an Indemnified Party prior to judgment, does not create a presumption that such Indemnified Party acted in a manner contrary to that specified in this Section 6.8(a) with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 6.8 shall be made only out of the assets of the Company and any insurance proceeds from the liability policy covering the Managing Member and any Indemnified Party, and neither the Managing Member nor any Member shall have any obligation to contribute to the capital of the Company or otherwise provide funds to enable the Company to fund its obligations under this Section 6.8.

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(b)          To the fullest extent permitted by law, and without requiring a preliminary determination of the Indemnified Party’s ultimate entitlement to indemnification under Section 6.8(a) above, expenses incurred by an Indemnified Party who is a party to a proceeding or otherwise subject to or the focus of or is involved in any proceeding shall be paid or reimbursed by the Company as incurred by the Indemnified Party in advance of the final disposition of the proceeding upon receipt by the Company of (1) a written affirmation by the Indemnified Party of the Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in this Section 6.8(b) has been met and (2) a written undertaking by or on behalf of the Indemnified Party to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c)          The indemnification provided by this Section 6.8 shall be in addition to any other rights to which an Indemnified Party or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnified Party who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Party unless otherwise provided in a written agreement with such Indemnified Party or in the writing pursuant to which such Indemnified Party is indemnified.

(d)          The Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnified Parties and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)          In no event may an Indemnified Party subject any of the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(f)          An Indemnified Party shall not be denied indemnification in whole or in part under this Section 6.8 because the Indemnified Party had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g)          The provisions of this Section 6.8 are for the benefit of the Indemnified Parties, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 6.8 or any provision hereof shall be prospective only and shall not in any way affect the obligations of the Company or the limitations on the Company’s liability to any Indemnified Party under this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(h)          If and to the extent any payments to the Managing Member pursuant to this Section 6.8 constitute gross income to the Managing Member (as opposed to the repayment of advances made on behalf of the Company) such amounts shall be treated as “guaranteed payments” for the use of capital within the meaning of Code Section 707(c), shall be treated consistently therewith by the Company and all Members, and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

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6.9         Liability of the Managing Member.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, to the maximum extent that Delaware law in effect from time to time permits, none of the Managing Member, Clipper or any of their directors, partners or officers shall be liable or accountable in damages or otherwise to the Company, any Members or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the Managing Member, Clipper or such director, partner or officer acted in good faith.

(b)          The Members expressly agree that if there is a conflict between the duties owed by Clipper’s directors and officers to Clipper and its stockholders and the duties owed by Clipper, in its capacity as the general partner of the Managing Member, to the Members, Clipper and the Managing Member may fulfill its duties to the Members by acting the best interests of Clipper’s stockholders.

(c)          Subject to its obligations and duties as Managing Member set forth in Section 6.2 hereof, the Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents (subject to the supervision and control of the Managing Member). The Managing Member shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d)          To the extent that, at law or in equity, the Managing Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or the Members, the Managing Member shall not be liable to the Company or to any other Member for its good faith reliance on the provisions of this Agreement.

(e)          Notwithstanding anything herein to the contrary, except for fraud, willful misconduct or gross negligence, or pursuant to any express indemnities given to the Company by any Member pursuant to any other written instrument, no Member shall have any personal liability whatsoever, to the Company or to the other Members, for the debts or liabilities of the Company or the Company’s obligations hereunder, and the full recourse of the other Members shall be limited to the interest of such Members in the Company. To the fullest extent permitted by law, no officer, director, partner or stockholder of the Managing Member or Clipper shall be liable to the Company for money damages except for (1) active and deliberate dishonesty established by a nonappealable final judgment or (2) actual receipt of an improper benefit or profit in money, property or services.

Without limitation of the foregoing, and except for fraud, willful misconduct or gross negligence, or pursuant to any such express indemnity, no property or assets of any Member, other than its interest in the Company, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Members and arising out of, or in connection with, this Agreement.

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(f)          Any amendment, modification or repeal of this Section 6.9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Managing Member’s, and its officers’ and directors’, liability to the Company and the Members under this Section 6.9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

6.10         Other Matters Concerning the Managing Member.

(a)          The Managing Member upon good faith may rely, and will be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)          The Managing Member may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the Managing Member reasonably believes to be within such Person’s professional expertise will be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)          The Managing Member will have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and any attorney or attorneys-in-fact duly appointed by the Managing Member. Each such attorney will, to the extent provided by the Managing Member in the power of attorney, have full power and authority to do and perform any act and duty that is permitted or required to be done by the Managing Member hereunder.

(d)          Notwithstanding any other provision of this Agreement or the Act, any action of the Managing Member on behalf of the Company or any decision of the Managing Member to refrain from acting on behalf of the Company, undertaken in the good faith belief that such action or omission is necessary or advisable in order to protect the ability of Clipper to continue to qualify as a REIT or the Company to be taxed as a partnership, is expressly authorized under this Agreement and is deemed approved by all of the Members.

ARTICLE VII

DISSOLUTION, LIQUIDATION AND WINDING-UP

7.1         Accounting. In the event of the dissolution, liquidation and winding-up of the Company, a proper accounting will be made of the Capital Account of each Member and of the Profits or Losses of the Company from the date of the last accounting prior to the date of dissolution. Financial statements presenting such accounting will include a report of a national certified public accountant selected by the Managing Member.

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7.2         Distribution on Dissolution. In the event of the liquidation and dissolution of the Company for any reason, the assets of the Company will be distributed in the following order and priority:

(a)          First, payment of creditors of the Company (other than Members) in the order of priority as provided by law;

(b)          Second, establishment by the Managing Member of reasonable reserves to provide for contingent liabilities, if any, as and to the extent required by law;

(c)          Third, payment of debts of the Company to Members, if any, in the order of priority provided by law; and

(d)          Fourth, pro rata to the Members in accordance with the positive balances of their respective Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

Whenever the Managing Member reasonably determines that any reserves established pursuant to paragraph (b) above are in excess of the reasonable requirements of the Company, the amount determined to be excess will be distributed to the Members in accordance with the order and priority set forth above.

7.3         Sale of Properties. In the event of the liquidation and dissolution of the Company, the Managing Member may sell assets of the Company, or cause its subsidiaries to sell Properties and other assets, on the best terms and conditions as the Managing Member in good faith believes are reasonably available at the time and under the circumstances and on a non-recourse basis to the Members. The liquidation of the Company will not be deemed completed until the Company has received cash payments in full with respect to obligations such as notes, installment sale contracts or other similar receivables received by the Company in connection with the sale of assets of the Company and all obligations of the Company have been satisfied, released or assumed by the Managing Member. The Managing Member will continue to act to enforce all of the rights of the Company pursuant to any such obligations until such obligations are paid in full or otherwise satisfied.

7.4         Distributions in Kind. To the extent practicable, all distributions under Section 7.2 will be paid in cash. In the event that it becomes necessary to make a distribution of property of the Company in kind, the Managing Member may Transfer and convey such property to the distributees as tenants in common, subject to any liabilities attached thereto, so as to vest in them undivided interests in the whole of such property in proportion to their respective rights to share in the proceeds of the sale of such property (other than as a creditor) in accordance with the provisions of Section 7.2.

7.5         Documentation of Liquidation. Upon the completion of the dissolution and liquidation of the Company, the Company will terminate and the Managing Member will have the authority to execute and record any and all documents or instruments required to effect the dissolution, liquidation and termination of the Company.

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7.6         Dissolution. The Company will not be dissolved by the admission of a Member or Substitute Member or by the admission of a successor Managing Member in accordance with the terms of this Agreement. Upon the withdrawal of the Managing Member, any successor Managing Member selected in accordance with the terms of this Agreement will continue the business of the Company without dissolution. However, the Company will dissolve, and its affairs will be wound up, upon the first to occur of any of the following (a “Liquidating Event”):

(a)          a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the Managing Member is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the Managing Member, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a Majority in Interest of the Members agree in writing, in their sole and absolute discretion, to continue the business of the Company and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor Managing Member;

(b)          an election to dissolve the Company made by the Managing Member in its sole and absolute discretion, with or without the consent of a Majority in Interest of the Members;

(c)          entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act;

(d)          the occurrence of a Terminating Capital Transaction;

(e)          the exchange (or acquisition by the Managing Member) of all Units that the Company has authorized other than Units held by the Managing Member; or

(f)          the Incapacity or withdrawal of the Managing Member, unless all of the remaining Members in their sole and absolute discretion agree in writing to continue the business of the Company and to the appointment, effective as of a date prior to the date of such Incapacity, of a substitute Managing Member.

Upon the occurrence of a Liquidating Event, the Company will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members.

ARTICLE VIII

TRANSFER OF UNITS

8.1         Transfers by Members.

(a)          No part of the interest of a Member shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

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(b)          No Unit shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article VIII. Any Transfer or purported Transfer of a Unit not made in accordance with this Article VIII shall be null and void ab initio unless consented to by the Managing Member in its sole and absolute discretion.

8.2         Transfer of the Managing Member’s Class A Units.

(a)          The Managing Member may not transfer any Class A Units except in connection with (i) a transaction permitted under Section 8.2(b), (ii) any merger (including a triangular merger), consolidation or other combination with or into another Person following the consummation of which the equity holders of the surviving entity are either the Managing Member or substantially identical to the stockholders of Clipper, (iii) a transfer to a Qualified REIT Subsidiary or (iv) as otherwise expressly permitted under this Agreement, nor shall the Managing Member withdraw as Managing Member except in connection with a transaction permitted under Section 8.2(b) or any merger, consolidation, or other combination permitted under clause (ii) of this Section 8.2(a).

(b)          The Managing Member shall not engage in any merger (including, without limitation, a triangular merger), consolidation or other combination with or into another Person (other than any transaction permitted by Section 8.2(a)), any sale of all or substantially all of its assets or any reclassification or recapitalization, unless (i) it receives the consent of a Majority in Interest of the Members, (ii) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of Units or (iii) in connection with which all Members (other than the Managing Member) who hold Units either will receive, or will have the right to receive, for each Unit an amount of cash, securities, or other property equal to the product of the Adjustment Factor and the greatest amount of cash, securities or other property paid to a holder of Clipper Common Shares in consideration of one such Clipper Common Share at any time during the period from and after the date on which the transaction is consummated; provided, however, that, if in connection with such transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the percentage required for the approval of mergers under the organizational documents of Clipper, each Member (other than the Managing Member) who holds Units shall receive, or shall have the right to receive without any right of consent set forth above in this Section 8.2(b), the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Exchange Right and received Clipper Common Shares in exchange for its Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

8.3         Transfer of Units Other then the Class A Units

(a)          A Member other than the Managing Member may Transfer all or any portion of its Units to any transferee without the consent of any other Member in accordance with the terms and conditions set forth in this Article VIII. The Transferring Member shall give prior written notice of such Transfer to the Managing Member and shall provide the Managing Member with such information related to the Transfer and the transferee as the Managing Member may reasonably request.

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(b)          The transferee in such Transfer shall assume by operation of law or express agreement all of the obligations of the transferor Member under this Agreement with respect to such Transferred Units; provided, that no such Transfer (unless made pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Managing Member, in its sole and absolute discretion. Notwithstanding the foregoing, any transferee of any Transferred Unit shall be subject to any and all ownership limitations contained in the Charter that may limit or restrict such transferee’s ability to exercise its Exchange Rights. Any transferee shall take subject to the obligations of the transferor hereunder.

(c)          If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

(d)          The Managing Member may impose restrictions on the Transfer of a Unit if it receives an opinion of counsel reasonably to the effect that such restrictions are necessary in order to comply with any federal or state securities laws or regulations applicable to the Company or the Units. The Managing Member may impose such restrictions by amending this Agreement without the approval of the Members.

8.4         Restrictions on Transfer. In addition to any other restrictions on Transfer herein contained, in no event may any Transfer of a Unit by any Member be made (i) to any Person who or which, in each case, to the knowledge of the transferring Member, lacks the legal right, power or capacity to own a Unit, or, except with the prior written consent of the Managing Member, to a Person that is not either (x) an “Accredited Investor” within the meaning of Regulation D promulgated by the SEC under the Securities Act or (y) a Person with a “Purchaser Representative” within the meaning of Regulation D promulgated by the SEC under the Securities Act; (ii) in violation of this Agreement; (iii) in violation of applicable law; (iv) of any component portion of a Unit, such as the Capital Account separate and apart from other components of the Unit; (v) if such Transfer would cause a termination of the Company for U.S. federal income tax purposes; (vi) if such Transfer would, in the opinion of counsel to the Company, cause the Company to cease to be classified as a partnership for U.S. federal income tax purposes; (vii) if such Transfer would, in the opinion of counsel to the Company, cause the Company to become, with respect to any employee benefit plan subject to Title 1 of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code), (viii) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (ix) if such Transfer may not be effected without registration of such Units under the Securities Act or would otherwise violate any federal, state or foreign securities laws or regulations applicable to the Company or such Units; (x) to a lender to the Company or any Person who is related (within the meaning of Treasury Regulations Section 1.752-4(b)) to any lender to the Company whose loan constitutes a “nonrecourse liability” (within the meaning of Treasury Regulations Section 1.752-1(a)(2)) without the consent of the Managing Member, unless the Company’s basis for tax purposes would not be reduced as a result of such Transfer; (xi) except with the express written consent of the Managing Member, if such Transfer, in the opinion of counsel to the Managing Member, would result in either the Company having more than one hundred Members or in the Company being classified as a “publicly traded partnership” within the meaning of the Code and the Treasury Regulations; (xii) except with the express written consent of the Managing Member, to any Entity that is a partnership, grantor trust or S corporation if (A) substantially all of the value of the interest of a person owning an interest in such Entity is attributable to the Entity’s (direct or indirect) interest in a Unit, and (B) a principal purpose of the use of the tiered arrangement is to permit the Company to satisfy the 100-person limitation in paragraph (h)(i)(ii) of Treasury Regulations Section 1.7704-1; (xiv) if the Managing Member determines in its reasonable discretion that if it permitted such transfer the Company would be unable to obtain an opinion of counsel recognized standing to the effect that the Company should not be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, except with respect to (A) transfers qualifying as a “private transfer” for purposes of Treasury Regulations Section 1.7704-1(e) or any successor provision or (B) up to two Transfers (excluding for this purpose, transfers qualifying as “private transfers”) of interests directly or indirectly held by the estate of or other successor to, a person that has died within the preceding 12 months, (xv) if the Transfer would violate any agreement in existence as of the date of this Agreement, unless the transferor first receives any consents required under such agreement, or (xvi) if the Transfer would result in the payment of a participation or transaction fee under the terms of any agreement in existence on the date of this Agreement, unless the transferor first reimburses the Company for the amount of the fee.

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8.5         Attempted Transfers That Do Not Comply with this Article VIII. Any attempt to Transfer Units that does not comply with this Article VIII will be ineffective. In the event of any such attempted Transfer, the Managing Member may, in its discretion, upon written notice to the transferring Member with a 30-day period for the transferring Member to cure, withhold any distributions, decline to honor any Exchange Rights or refuse to recognize any other rights of ownership of the Units purported to be transferred until the attempted Transfer is rescinded or a Transfer in compliance with this Article VIII is made.

8.6         Record of Transfers; Certificates for Units. The Managing Member will maintain a record of all Transfers of Units. None of the Units will be represented by certificates.

ARTICLE IX

RIGHTS AND OBLIGATIONS OF THE MEMBERS

9.1         No Participation in Management. Except as expressly permitted hereunder, the Members, in their capacities as Members of the Company, will not take part in the management of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company; except that, this provision is not intended to limit the authority of the Managing Member or to prohibit or preclude any Member or its Affiliates from serving as an officer, director or employee of the Company.

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9.2         Rights to Obtain Certain Documents and Information. In addition to other rights provided by this Agreement or by the Act, each Member will have the right, for a purpose reasonably related to such Member’s interest as a Member, upon written demand with a statement of the purpose of such demand and at such Member’s own expense (including such copying and administrative charges as the Managing Member may establish from time to time):

(a)          to obtain a copy of the Company’s federal, state and local income tax returns for each Fiscal Year;

(b)          to obtain a current list of the name and last known business, resident or mailing address of each Member; and

(c)          to obtain a copy of this Agreement and the Certificate of Formation.

9.3         No Withdrawal. No Member may withdraw from the Company without the prior written consent of the Managing Member, other than as expressly provided in this Agreement or in the Act.

9.4         Limited Liability. No Member will be bound, or personally liable for, the expenses, liabilities or obligations of the Company, except as provided by this Agreement or the Act.

9.5         Investment Policy. Members (other than Members who are bound by Clipper’s Investment Policy), and any assignees, officers, directors, members, employees, agents, trustees, affiliates or stockholders of such Member are permitted to engage in other business ventures and investments and are not required to present corporate opportunities to the Company, Clipper or their Affiliates, even if such opportunities directly or indirectly compete with the Company, Clipper or their Affiliates. None of the Company, Clipper, the other Members no their Affiliates will have any rights in or to such opportunities, and such opportunities are hereby renounced.

ARTICLE X

GRANT OF EXCHANGE RIGHTS TO MEMBERS Holding Class B Units

10.1         Exchange Right. Each Member shall have the right (the “Exchange Right”), subject to the terms and conditions set forth herein and in any other such agreement, as applicable, to require the Managing Member to exchange all or a portion of the Class B Units held by such Member (such Class B Units being hereafter referred to as “Tendered Units”), together with the same number of shares of Clipper Special Stock, in exchange for the Cash Amount, unless the terms of such Class B Units or a separate agreement entered into between the Company and the holder of such Class B Units provide that such Class B Units are not entitled to the Exchange Right or impose conditions on the exercise of the Exchange Right. The Member who is exercising the Exchange Right (the “Tendering Member”) shall have no right, with respect to any Class B Units so exchanged, to receive any distributions paid on or after the Specified Exchange Date. Any Exchange Right exercise shall be pursuant to a Notice of Exchange delivered to the Managing Member (with a copy to Clipper) by the Tendering Member. The Cash Amount shall be payable to the Tendering Member on the Specified Exchange Date against delivery of the Tendered Units to the Managing Member and the same number of shares of Clipper Special Stock to Clipper.

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10.2         Clipper’s Option. Notwithstanding Section 10.1 above, if a Member has delivered to the Managing Member (with a copy to Clipper) a Notice of Exchange, then Clipper may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of Clipper Common Shares set forth in the Charter), elect to assume and satisfy the Managing Member’s Exchange obligation and acquire some or all of the Tendered Units (and the same number of shares of Clipper Special Stock) from the Tendering Member in exchange for the Clipper Common Shares Amount (as of the Specified Exchange Date) and, if Clipper so elects, the Tendering Member shall sell the Tendered Units (and the same number of shares of Clipper Special Stock) to Clipper in exchange for the Clipper Common Shares Amount. In such event, the Tendering Member shall have no right to cause the Managing Member to exchange such Tendered Units for the Cash Amount. Clipper shall give such Tendering Member written notice of its election on or before the close of business on the fifth Business Day after the receipt of the Notice of Exchange.

10.3         Exchange Right. The Clipper Common Shares Amount, if applicable, shall be delivered as duly authorized, validly issued, fully paid and nonassessable Clipper Common Shares and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the Charter or the Bylaws, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such Clipper Common Shares entered into by the Tendering Member. Notwithstanding any delay in such delivery (but subject to Section 10.5), the Tendering Member shall be deemed the owner of such Clipper Common Shares for all purposes, including rights to vote or consent, and receive dividends, as of the Specified Exchange Date. In addition, the Clipper Common Shares for which the Class B Units might be exchanged shall bear the legend set forth in the Charter.

10.4         Clipper Common Shares. Each Member covenants and agrees with the Managing Member and Clipper that all Tendered Units (and the same number of shares of Clipper Special Stock) shall be delivered to the Managing Member or Clipper, as applicable, free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Units or shares of Clipper Special Stock, neither the Managing Member nor Clipper shall be under any obligation to acquire the same.

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10.5         Limitations. Notwithstanding the provisions of Sections 10.1, 10.2, 10.3 or any other provision of this Agreement, a Member (a) shall not be entitled to effect an exchange pursuant to the Exchange Right to the extent that, assuming Clipper makes the election described in Section 10.2, the ownership or right to acquire Clipper Common Shares pursuant to such exchange by such Member on the Specified Exchange Date could cause such Member or any other Person to violate the restrictions on ownership and transfer of Clipper stock set forth in the Charter, after taking into account any waiver required to be granted by Clipper pursuant to the immediately following two sentences, and (b) shall have no rights under this Agreement to acquire Clipper Common Shares which would otherwise be prohibited under the Charter. If a Member seeking to effect an exchange pursuant to the Exchange Right during the first half of Clipper’s taxable year (within the meaning of Section 542(a)(2) of the Code) is subject to a binding commitment to dispose, prior to the close of the first half of such taxable year, of the Clipper Common Shares acquired pursuant to the Exchange Right, Clipper shall grant a waiver to any relevant restrictions on ownership and transfer of Clipper Common Shares that would otherwise be violated by the exchange pursuant to the Exchange Right, subject to such conditions or restrictions as Clipper may reasonably deem appropriate in connection with granting such waiver in order to determine or ensure Clipper’s status as a REIT. If the conditions of the preceding sentence do not apply, a Member seeking to effect an exchange pursuant to the Exchange Right may obtain (and Clipper shall grant) a waiver to any relevant restrictions on ownership and transfer of Clipper Common Shares to the maximum extent possible, subject to such conditions or restrictions as Clipper may reasonably deem appropriate in connection with granting such waiver in order to determine or ensure Clipper’s status as a REIT. To the extent any attempted exercise of the Exchange Right would be in violation of this Section 10.5, it shall be null and void ab initio and such Member shall not acquire any rights or economic interest in the cash otherwise payable, or the Clipper Common Shares otherwise issuable, upon such exchange.

10.6         Additional Conditions. Notwithstanding anything herein to the contrary (but subject to Section 10.5), with respect to any exchange pursuant to the Exchange Right:(a) without the consent of the Managing Member, each Member may not effect an exchange for less than 1,000 Class B Units or, if the Member holds less than 1,000 Class B Units, all of the Class B Units held by such Member; (b) without the consent of the Managing Member, each Member may not effect an exchange of Class B Units during the period after the Record Date with respect to a distribution and before the record date established by Clipper for a distribution to its stockholders of some or all of its portion of such distribution; (c) the consummation of any exchange of Class B Units shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (d) each Tendering Member shall continue to own all Class B Units subject to any exchange, and be treated as a Member with respect to such Class B Units for all purposes of this Agreement, until such Class B Units are transferred to the Managing Member or Clipper, as applicable, and paid for or exchanged for Clipper Common Shares on the Specified Exchange Date. Until a Specified Exchange Date, the Tendering Member shall have no rights as a stockholder of Clipper with respect to such Tendering Member’s Class B Units.

ARTICLE XI

GENERAL PROVISIONS

11.1         Notices. All notices, demands, consents, requests or other communications provided for or permitted to be given hereunder by a party hereto must be in writing, may be delivered in person, confirmed facsimile transmission, registered or certified mail, return receipt requested, or overnight courier, to the applicable Member at the address of such Member set forth in the books and records of the Company or such other address of which such Member shall notify the Managing Member in accordance with the provisions hereof, will be deemed to have been properly given or served upon actual receipt (with rejection of delivery by addressee to constitute receipt) by such Member. For purposes of this Section 11.1, the address of the Managing Member is:

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50/53 JV LLC

c/o Clipper Equity Inc.

4611 Twelfth Avenue

Brooklyn, New York 11219

Attention: David Bistricer

Fax: 718-438-1290

The address of the Managing Member may be changed by a notice in writing given in accordance with the provisions hereof.

11.2         Successor. This Agreement and all the terms and provisions hereof will be binding upon and will inure to the benefit of the Company, the Members and their legal representatives, heirs, successors and permitted assigns, except as otherwise provided in this Agreement.

11.3         No Third-Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Member, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Company (other than as expressly set forth herein with respect to Indemnified Parties) shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans to the Company or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or any of the Members.

11.4         No Rights as Stockholders of Clipper. Nothing contained in this Agreement shall be construed as conferring upon the holders of Units any rights whatsoever as stockholders of Clipper, including without limitation any right to receive dividends or other distributions made to stockholders of Clipper or to vote or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of Clipper or any other matter.

11.5         Creditors. Other than as expressly set forth herein with respect to Indemnified Parties, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

11.6         Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which will constitute one and the same instrument.

11.7         Members Not Agents. Nothing contained in this Agreement will be construed to constitute any Member as the agent of another Member or of the Company.

11.8         Entire Understanding. This Agreement constitutes the entire agreement and understanding among the Members regarding the subject matter of this Agreement and supersedes any prior understandings and written or oral agreements among them respecting the subject matter.

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11.9         Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, is held to be invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those to which it is held invalid by such court, will not be affected thereby.

11.10         Pronouns and Headings. As used herein, all pronouns will include the masculine, feminine and neuter, and all defined terms will include the singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are for convenience of reference only and are to be ignored in any construction of the provisions hereof. Any references in this Agreement to “including” will be deemed to mean “including without limitation.”

11.11         Assurances. Each of the Members will hereafter execute and deliver such further instruments and do such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof, at the expense of the party making such request, except that no Member will, in connection with the foregoing, be obligated to incur any liabilities or obligations other than those expressly contemplated in this Agreement.

11.12         Expenses. Each of the parties will pay its own expenses, including expenses of counsel, incurred in connection with the negotiation, drafting and execution of this Agreement and the schedules and exhibits hereto.

11.13         Waiver of Partition. Except as otherwise expressly provided in this Agreement, no Member will, either directly or indirectly, take any action to require partition or appraisement of the Company or any of its assets or properties or cause the sale of any assets of the Company or property, and notwithstanding any provision of applicable law to the contrary, each Member (for itself and its legal representatives, successors and assigns) hereby irrevocably waives any and all right to partition, or to maintain any action for partition, or to compel any sale with respect to its interest in, or with respect to, any assets or properties of the Company, except as expressly provided in this Agreement.

11.14         GOVERNING LAW. THE PARTIES HERETO AGREE THAT THIS AGREEMENT WILL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

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11.15         Jurisdiction. Each of the parties submits to the jurisdiction of any State of Delaware court or Federal Court of the United States of America sitting in the State of Delaware, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment. All claims in respect of any such suit, action or proceeding may be brought, heard and determined in such State of Delaware court or, to the extent permitted by law, in such Federal Court. Final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any State of Delaware court or Federal Court sitting in the State of Delaware. Each of the parties waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court. Nothing contained in this Section 11.15 will be construed as preventing any of the parties from (i) objecting to the jurisdiction of any State of Delaware court on the ground that the matter involved exceeds the statutory jurisdiction of such court or (ii) from seeking to remove any suit, action or proceeding from a State of Delaware court to a Federal Court sitting in the State of Delaware, or vice versa.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MANAGING MEMBER:
DAVID BISTRICER TRUST OF 2014
CLIPPER REALTY L.P.
	By:	/s/ Marc Bistricer
By: CLIPPER REALTY INC.	Name:	Marc Bistricer
	Title:	Trustee
/s/ David Bistricer
Name: David Bistricer
Title: Chief Executive Officer and President

ECL HOLDINGS LLC

By:	/s/ Sam Levinson
Name:	Sam Levinson
Title:	Authorized Signatory

MORIC BISTRICER TRUST OF 2014

By:	/s/ Marc Bistricer
Name:	Marc Bistricer
Title:	Trustee

TRAPEZE D HOLDINGS LLC

By:	/s/ Sam Levinson
Name:	Sam Levinson
Title:	Authorized Signatory

TRAPEZE INC.

By:	/s/ Sam Levinson
Name:	Sam Levinson
Title:	Authorized Signatory

[Signature Page to LLC Agreement of 50/53 JV LLC]

EXHIBIT A

SPECIAL ALLOCATION RULES

Notwithstanding any other provision of the Agreement or this Exhibit A, the following special allocations shall be made in the following order:

(a)          Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Fiscal Year, then items of income and gain for such year (and, if necessary, for subsequent periods) shall be allocated to the Members in the manner and to the extent required by Treasury Regulations Sections 1.704-2(f) and 1.704-2(i) (subject to the exceptions to this requirement described therein). This paragraph (a) is intended to constitute a “minimum gain chargeback” as provided by Treasury Regulations Section 1.704-2(f) and to satisfy the “partner nonrecourse debt minimum gain” chargeback requirements of Treasury Regulations Section 1.704-2(i)(4), and this clause shall be construed accordingly.

(b)          Qualified Income Offset. If any Member receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (including gross income) shall be specially allocated to each such Member in a manner and amount sufficient to eliminate, to the extent required by such Treasury Regulations, the Adjusted Capital Account Deficit of the Member created by such adjustments, allocations or distributions as quickly as possible. The foregoing provision is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(c)          Gross Income Allocation. If any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, each such Member shall be specially allocated items of Company income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible, provided, that an allocation pursuant to this paragraph (c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and this Exhibit A had been made as if paragraphs (c) and (d) were not included in this Agreement.

(d)          Nonrecourse Deductions. Nonrecourse Deductions for any Partnership Year shall be allocated to the Members in accordance with any permissible method determined by the Managing Member

(e)          Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

(f)          Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704- l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

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EXHIBIT B

NOTICE OF EXCHANGE

To: Clipper Realty L.P.

c/o Clipper Equity Inc.

4611 Twelfth Avenue

Brooklyn, New York 11219

Attention: David Bistricer

Fax: 718-438-1290

The undersigned Member hereby irrevocably tenders for exchange [NUMBER] Class B Units (the “Tendered Units”) in 50/53 JV LLC (the “Company”), in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 3, 2015 (the “Agreement”), and the Exchange Right referred to therein.

The undersigned Member:

1.	undertakes to surrender such Tendered Units, the same number of shares of Clipper Special Stock and any certificates therefor at the closing of the exchange;

2.	directs that the certified check representing the Cash Amount deliverable upon the closing of the exchange be delivered to the address specified below;

3.	represents, warrants, certifies and agrees that the undersigned:

(a)          has, and at the closing of the exchange will have, good, marketable and unencumbered title to such Tendered Units and shares of Clipper Special Stock, free and clear of the rights or interests of any other person or entity,

(b)          has, and at the closing of the exchange will have, the full right, power and authority to tender and surrender such Tendered Units and shares of Clipper Special Stock as provided herein, and

(c)          has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

4.	acknowledges that the undersigned will continue to own such Tendered Units until and unless such Tendered Units are transferred to the Managing Member or Clipper and paid for or exchanged for Clipper Common Shares.

All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Agreement.

Dated: __________________

Name of Member:

(Signature of Member)

(Street Address)

(City) (State) (Zip Code)

Signature Medallion Guaranteed by:

Issue Check Payable/Clipper Common Shares to:

Name:
Please insert social security or identifying number:

Copy:	Clipper Realty, Inc.

4611 Twelfth Avenue

Brooklyn, New York 11219

Attention: David Bistricer

Fax: 718-438-1290

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